Exhibit 4.4

Execution Version

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 15, 2023, is among CURO Group Holdings Corp., a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and TMI Trust Company, as trustee and collateral agent (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture, dated as of July 30, 2021, as supplemented by that certain Supplemental Indenture thereto, dated April 28, 2022, and as further supplemented by that certain Supplemental Indenture thereto, dated November 4, 2022, by and among the Issuer, the guarantors party thereto and the Trustee (as may be further amended or supplemented to the date hereof, the “Indenture”), providing for the issuance of 7.500% Senior Secured Notes due 2028 (the “Existing Notes”);

WHEREAS, pursuant to Section 10.02 of the Indenture, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount or, in certain circumstances, 66 2/3% in aggregate principal amount of the Existing Notes outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Existing Notes) and pursuant to Section 13.08(a) of the Indenture, the Collateral Agent may take direction from the Holders of a majority in aggregate principal amount of the Existing Notes, the Trustee or the Issuer, as applicable, in each case without notice to any other Holder prior to the effectiveness thereof (the “Requisite Consents”);

WHEREAS, the Issuer and the Guarantors desire to amend certain provisions of the Indenture, as set forth in Article 2 of this Supplemental Indenture and to authorize entry into the Intercreditor Agreement (as defined below), as set forth in Section 4.01 of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Issuer and the Guarantors have entered into an Exchange Agreement, dated as of May 15, 2023 (the “Exchange Agreement”), with certain Holders (the “Exchanging Holders”) holding approximately 68.2% in aggregate principal amount of the Existing Notes outstanding, pursuant to which the Exchanging Holders agreed to consent to the Proposed Amendments to the Indenture;

WHEREAS, the Issuer has received and delivered to the Trustee the Requisite Consents to the Proposed Amendments from the Exchanging Holders, as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuer and the Guarantors;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, pursuant to Section 10.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, and the Issuer and the Guarantors have requested that the Trustee execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of all Holders of the Existing Notes as follows:

Article 1

Amendments to ARTICLE i, Definitions and Incorporation by Reference

Section 1.01. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Indenture; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

Section 1.02. Any definitions used exclusively in the provisions of the Indenture or the Existing Notes that are deleted pursuant to the Amendments as set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Existing Notes, and all textual references in the Indenture and the Existing Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

Article 2

AMENDMENTS TO THE INDENTURE AND THE NOTES

Section 2.01. The Indenture and the Existing Notes are hereby amended by:

(a)          adding the following definition:

““Third Supplemental Effective Date” means the date of effectiveness of the Third Supplemental Indenture to this Indenture.”

(b)          deleting the definition of “Intercreditor Agreement” in its entirety and replacing it with the definition below:

““Intercreditor Agreement” means, collectively or separately, as the context may require, (a) the intercreditor agreement, dated on or about the Third Supplemental Effective Date, among the First Lien Agent (as defined therein), the 1.5 Lien Agent (as defined therein) and the Collateral Agent, (b) the intercreditor agreement, dated on or about the Third Supplemental Effective Date, among the 1.5 Lien Agent (as defined therein) and the Collateral Agent, in each case as amended, restated, supplemented and/or otherwise modified from time to time, and (c) any other intercreditor agreements in connection with the incurrence of any additional Indebtedness permitted under this Indenture, in form and substance approved by the Issuer as evidenced by the Issuer’s execution thereof .”

(c)          replacing Section 5.03 (Reports) of the Indenture in its entirety with the following:

“The Company agrees that, at any time it is not subject to Section 13 or Section 15(d) of the Exchange Act, for so long as any Notes remain outstanding, it will furnish to the holders of Notes, any beneficial owner of the Notes, securities analysts and prospective investors, upon their request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.”

(d)          deleting Sections 5.04 (Compliance Certificate), 5.07 (Restricted Payments), 5.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries), 5.09 (Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), 5.10 (Asset Sales), 5.11 (Transactions with Affiliates), 5.12 (Liens), 5.14 (Offer to Repurchase Upon Change of Control), 5.15 (Designation of Restricted and Unrestricted Subsidiaries), 5.17 (Additional Subsidiary Guarantees), 5.18 (Business Activities), 5.21 (Mortgages), 5.23 (Limited Condition Transaction) and 5.24 (Covenant Suspension) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such Sections of the Indenture with the phrase “[Reserved]”;

(e)            deleting the second and third paragraphs in Section 5.13 (Corporate Existence; Maintenance of Property and Insurance”) of the Indenture and removing the phrase “Maintenance of Property and Insurance” from the heading of such Section of the Indenture;

(f)            deleting clauses (ii) and (iii) of Section 6.01(a) (Merger, Consolidation or Sale of Assets) and clause (ii) of Section 6.01(b) (Merger, Consolidation or Sale of Assets) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety, and replacing such clauses of Section 6.01(a) and (b) of the Indenture with the phrase “[Reserved]”;

(g)            deleting clauses (c), (d), (e), (f), (g), (h), (i) and (j) of Section 7.01 (Events of Default) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety and replacing such clauses of Section 7.01 of the Indenture with the phrase “[Reserved]”; and

(h)            deleting clauses (b), (c), (d), (e) and (f) of Section 9.04 (Conditions to Legal or Covenant Defeasance) of the Indenture and all references thereto in the Indenture and the Existing Notes in their entirety and replacing such clauses of Section 9.04 of the Indenture with the phrase “[Reserved].”

Any and all additional provisions of the Indenture and the Existing Notes are hereby deemed to be amended to reflect the intentions of the Amendments provided for in this Supplemental Indenture.

Article 3

EFFECTIVENESS

Section 3.01. Upon (i) the execution and delivery of this Supplemental Indenture by the Issuer, the Guarantors and the Trustee and (ii) the satisfaction of the conditions set forth in Article VI of the Exchange Agreement (other than the effectiveness of this Supplemental Indenture, to the extent it is a condition thereunder), and the receipt by the Trustee of a written confirmation thereof in an Officer’s Certificate, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder holding Existing Notes that have been heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Article 4

AUTHORIZATION OF INTERCREDITOR AGREEMENT

Section 4.01. Subject to the receipt of an Officer’s Certificate and Opinion of Counsel pursuant to the requirements of Section 12.03 of the Indenture, the Collateral Trustee is hereby authorized and directed to enter into and perform its obligations under the Intercreditor Agreement (as defined in Section 2.01 above and including each of (a), (b) and (c) of the definition thereof) in connection with the effectiveness of this Supplemental Indenture and the Exchange Agreement and any other Intercreditor Agreement entered into in connection with the incurrence of any additional Indebtedness permitted under this Indenture hereafter as contemplated by the definition of Intercreditor Agreement.

Article 5

MISCELLANEOUS

Section 5.01. Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Existing Notes, including, without limitation, provisions of the Existing Notes relating to the Amendments as set forth in the Exhibits to the Indenture.

Section 5.02. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Supplemental Indenture.

Section 5.03. The terms and conditions of this Supplemental Indenture shall be deemed to be incorporated in and made a part of the terms and conditions of the Indenture for any and all purposes, and all the terms and conditions of both shall be read, taken and construed together as though they constitute one and the same instrument, except that in the case of conflict, the provisions of this Supplemental Indenture will control.

Section 5.04. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Existing Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 5.05. All covenants and agreements in this Supplemental Indenture by the Issuer or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 5.06. In case any provisions in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.07. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Existing Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 5.08. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

Section 5.09. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 5.10. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.

Section 5.11. The Section headings herein are for convenience only and shall not affect the construction thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Issuer:

CURO group Holdings CORP.

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	Chief Executive Officer

GUARANTORS:

CURO FINANCIAL TECHNOLOGIES CORP.
CURO INTERMEDIATE HOLDINGS CORP.
CURO MANAGEMENT LLC
ENNOBLE FINANCE, LLC
FIRST HERITAGE CREDIT, LLC
FIRST HERITAGE CREDIT OF ALABAMA, LLC
FIRST HERITAGE CREDIT OF LOUISIANA, LLC
FIRST HERITAGE CREDIT OF MISSISSIPPI, LLC
FIRST HERITAGE CREDIT OF SOUTH CAROLINA, LLC
FIRST HERITAGE CREDIT OF TENNESSEE, LLC
SOUTHERNCO, INC.

By:	/s/ Douglas D. Clark
Name:	Douglas D. Clark
Title:	President

ATTAIN FINANCE, LLC
AD ASTRA RECOVERY SERVICES, INC.
CURO VENTURES, LLC
CURO COLLATERAL SUB, LLC
CURO CREDIT, LLC
HEIGHTS FINANCING HOLDING CO.
SOUTHERN FINANCE OF SOUTH CAROLINA, INC.
SOUTHERN FINANCE OF TENNESSEE, INC.
COVINGTON CREDIT OF ALABAMA, INC.
QUICK CREDIT CORPORATION
COVINGTON CREDIT, INC.
COVINGTON CREDIT OF GEORGIA, INC.
COVINGTON CREDIT OF TEXAS, INC.
HEIGHTS FINANCE CORPORATION
HEIGHTS FINANCE CORPORATION

By:	/s/ Gary L. Fulk
Name:	Gary L. Fulk

[Signature Page to Third Supplemental Indenture]

TMI TRUST COMPANY,

as Trustee

By:	/s/ Debra A. Schachel
Name: Debra A. Schachel
Title: Vice President

[Signature Page to Third Supplemental Indenture]